Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this “Agreement”), effective as of [●], 2017, (“Effective Date”) is made between Fogo de Chao, Inc., a Delaware corporation (the “Company”) and the individual executing this Agreement as the Executive on the signature page (the “Executive”).

RECITALS

A. The Executive is a senior executive of the Company and is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

B. The Company recognizes that the possibility of a Change of Control, as hereinafter defined, exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its stockholders, including a reduction of the value received by stockholders in a Change of Control transaction;

C. The Company desires to assure itself of both present and future continuity of management and to establish fixed severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change of Control; and

D. The Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company. Accordingly, the Company and the Executive agree as follows:

1.    Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any entity in which the Company has a substantial equity interest, direct or indirect.

(b) “After-Tax Amount” means the amount to be received by the Executive determined on an after-tax basis taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state and local income and employment taxes.

(c) “Base Pay” means the Executive’s annual base salary rate as in effect at the time a determination is required to be made under Section 4.

(d) “Board” means the Board of Directors of the Company; any action of the Board herein contemplated will be valid if adopted by a majority of the total number of directors then in office or a majority of the directors of the Incumbent Board and, for purposes of interpreting, amending or waiving any portion of this Agreement, may be adopted by a majority of the directors of the Incumbent Board by written action, whether or not unanimous, or may be delegated by specific action of the Board of Directors after the date hereof to any directorate committee comprised solely of directors of the Incumbent Board who are also Independent Directors.

(e) “Bonus Pay” means compensation in addition to Base Pay which is (i) payable pursuant to any plan, program, agreement or arrangement (excluding employee stock options or restricted stock or other rights the value of which is determined by reference to the value of the Company’s common stock); (ii) determined by reference to one or more performance measures and (iii) payable in cash.

(f) “Bonus Pay Opportunity” means the maximum amount of Bonus Pay that the Executive would receive pursuant to any plan, program, agreement or arrangement in existence immediately prior to a Change of Control (disregarding the effects of the Change of Control, including without limitation increased depreciation or amortization, financing expense and transaction costs), assuming satisfaction of all thresholds or other conditions thereto established (i) prior to the Change of Control or (ii) after the Change of Control either (A) with the Executive’s specific prior written approval or (B) by action of a committee of the Board comprised solely of Independent Directors.

(g) “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(h) “Cause” means, with respect to the Executive: (i) the Executive’s misappropriation or theft of the Company’s or any of its subsidiary’s funds or property, (ii) the Executive’s conviction or entering of a plea of nolo contendere of any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude, (iii) the Executive’s material breach of this Agreement or Other Employment Agreement or material failure to perform any of his duties owed to the Company, (iv) intentional breach by the Executive of his fiduciary obligations to the Company or any securities laws applicable to the Company for which Executive has direct responsibility and of which he was not acting under instructions of the Board or under the belief, based on advice of Company counsel, that his conduct was appropriate, or (iv) the Executive’s commission of any act involving willful malfeasance or gross negligence or the Executive’s failure to act involving material nonfeasance.

The Executive’s employment with the Company shall not be terminated for Cause unless he has been given written notice by the Board of its intention to so terminate his employment (a “Notice of Cause”), such notice (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within six months of the Board’s learning of such acts or failures to act. The Executive shall have ten (10) days after the date that the Notice of Cause is given in which to cure any breach of this Agreement or acts or failures to act, to the extent such cure is possible.

(i) “Change of Control” means the occurrence of any one or more of the following events:

(i) Any Person, other than Thomas H. Lee Partners, L.P., Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. or any affiliated fund, becomes the Beneficial Owner of, or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the members of the Board (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 1(i)(i), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, including without limitation, a public offering of securities; (ii) any acquisition by the Company or any of its Subsidiaries or Affiliates; (iii) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries or Affiliates; or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii), and (iii) of Section 1(i)(iii).

(ii) During any period of 12 consecutive months, individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, that any individual becoming a member of the Board subsequent to the Effective Date whose election to the Board, or nomination for election by one or more of the Company’s shareholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board.

(iii) Consummation of a reorganization, merger, amalgamation, statutory share exchange, consolidation or like event to which the Company is a party or consummation of a transaction (or a series of transactions within a twelve (12)-month period) that constitutes the sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) (the “Successor Entity”); (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their

Subsidiaries) is the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; or (iii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso of Section 1(g)(ii)) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Employee Benefits” means the benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change of Control.

(l) “ERISA” means the Employee Retirement Income Security Act of 1976, as amended.

(m) “Excess Parachute Payment” means a payment that creates an obligation for Executive to pay excise taxes under Section 280G or 4999 of the Code or any successor provision thereto.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Good Reason” means the occurrence of one or more of the following events:

(i) the assignment to Executive of any duties that are materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities or any other action by the Company which results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after its receipt of written notice that specifically identifies the conduct that the Executive believes to constitute Good Reason within 30 days after the occurrence of such conduct,

(ii) any material breach by the Company of this Agreement which remains uncured for ten (10) days following the Company’s receipt of written notice that specifically identifies the breach,

(iii) any reduction by the Company of the Executive’s Base Pay or Bonus Pay Opportunity, other than a reduction not to exceed an aggregate amount of up to 20% of the Base Pay or Bonus Pay Opportunity provided that (x) such reduction is applied to all executive officers of the Company and (y) the Board has determined in good faith that such reduction is necessary for the Company to comply with the covenants of the Company’s financial obligations to third parties or to preserve the Company as a going concern,

(iv) if the Executive’s principal residence at the time in question is within 35 miles of the Company’s headquarters or the headquarters of the subsidiary that is the Executive’s employer, the Company requires the Executive to have Executive’s principal location of work changed to any location that is in excess of 50 miles from such residence without the Executive’s prior written consent,

(v) any purported termination by the Company of Executive’s employment except pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii) of this Agreement or as otherwise expressly permitted by an Other Employment Agreement (as defined in Section 6(b)) or any Other Agreement (as defined in Section 1(q)),

(vi) any failure by the Company to require any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or

(vii) without limiting the generality or effect of the foregoing, any material breach of this Agreement, Other Employment Agreement or any Other Agreement by the Company or any successor thereto which is not remedied by the Company within ten (10) calendar days after the Company’ receipt of written notice from the Executive of such breach.

(p) “Independent Directors” means directors who qualify as “independent” directors under then-applicable Nasdaq rules applicable to compensation committees (whether or not the Company’s securities continue to be listed for trading thereon).

(q) “Other Agreement” means an agreement, contract or understanding (including any option, restricted stock or equity plan or agreement) other than this Agreement, heretofore or hereafter entered into by the Executive with the Company or any Subsidiary.

(r) “Retirement Plans” means the benefit plans of the Company that are intended to be qualified under Section 401(a) of the Code and any supplemental executive retirement benefit plan or any other plan that is a successor thereto as such Retirement Plans were in effect immediately prior to the Change of Control and if the Executive was a participant in such Retirement Plan immediately prior to the Change of Control.

(s) “Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder, or any successor statute.

(t) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change of Control and (ii) the Executive’s death.

(u) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding voting interests.

(v) “Term” means the period commencing as of the date hereof and expiring on the close of business on [●], 2020; provided, however, that (i) if a Change of Control occurs during the Term, the Term will expire on the last day of the Severance Period; and (ii) subject to Section 3(●), if, prior to a Change of Control, the Executive ceases for any reason to be a full-time employee of the Company, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

(w) “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which will be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)); provided such date constitutes the date of the Executive’s “separation from service” as defined in Section 409A.

(x) “Voting Stock” means securities entitled to vote generally in the election of directors.

(y) “Welfare Benefits” means Employee Benefits that are provided under any “welfare plan” (within the meaning of Section 3(1) of ERISA) of the Company, and fringe benefits and other perquisites of employment.

2.     Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change of Control occurs. Upon the occurrence of a Change of Control at any time during the Term, without further action, this Agreement will become immediately operative.

3.     Termination Following a Change of Control. (a) In the event of the occurrence of a Change of Control, the Executive’s employment may be terminated by the Company during the Severance Period and the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

(i) the Executive’s death;

(ii) the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change of Control; or

(iii) Cause.

If, during the Severance Period, the Executive’s employment is terminated by the Company other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4, provided that such termination constitutes a “separation from service” as defined in Section 409A.

(b) In the event of the occurrence of a Change of Control, the Executive may terminate employment with the Company during the Severance Period for Good Reason with the right to severance compensation as provided in Section 4 regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment or permanent disability.

(c) Nothing in this Agreement will (i) be construed as creating an express or implied contract of employment, changing the status of Executive as an employee at will, giving the Executive any right to be retained in the employ of the Company, or giving the Executive the right to any particular level of compensation or benefits or (ii) interfere in any way with the right of the Company to terminate the employment of the Executive at any time with or without Cause, subject in either case to the obligations of the Company under this Agreement.

4.     Severance Compensation. (a) If, following the occurrence of a Change of Control, the Company terminates the Executive’s employment during the Severance Period, other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates Executive’s employment pursuant to Section 3(b) (in either case, any such termination, a “Triggering Termination”), and provided that such Triggering Termination constitutes a “separation from service” as defined in Section 409A, the Company will pay to the Executive the amounts described in Annex A within the period of time set forth in Annex A (subject to the provisions of Section 4(d) of this Agreement) and will continue to provide to the Executive the benefits described in Annex A for the periods described therein.

(b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column, plus 200 basis points, compounded monthly, or, if less, the maximum rate legally allowed. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(c) In the event of a Change of Control, regardless of the terms of any Other Agreement (i) the Executive shall become vested (immediately prior to the Change of Control) with respect to the unvested portion of any and all options to purchase the Company’s common stock (and Executive shall be permitted to exercise all outstanding options so that Executive is afforded, with respect to such options, the same treatment as holders of the Company’s Voting Stock), and (ii) all restrictions with respect to any Company restricted stock or other equity-based awards shall lapse so that Executive is afforded, with respect to such restricted stock or other equity-based awards, the same treatment as holders of the Company’s Voting Stock. Vesting shall occur pursuant to Section 4(c)(i) and restrictions shall lapse as to Section 4(c)(ii), immediately prior to the Change of Control and without regard to any performance requirement or standard, regardless of whether such performance requirement or standard includes or contemplates a minimum or maximum target or goal, all of which shall be deemed satisfied immediately prior to the Change of Control.

(d) To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Annex A that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

5.     Limitations on Payments and Benefits. Notwithstanding any provision of this Agreement or any Other Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or any Other Agreement would be an Excess Parachute Payment (including after taking into account the value, to the maximum extent permitted by Section 280G of the Code, of the covenants in Section 8 hereof), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement and any Other Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will not be made if such reduction would result in the Executive receiving an After-Tax Amount less than 90% of the After-Tax Amount of the severance payments he or she would have received under Section 4 or under any Other Agreement without regard to this clause. Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence, and the value to be assigned to the Executive’s covenants in Section 8 hereof for purposes of determining the amount, if any, of the Excess Parachute Payment will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive pursuant to this Agreement or any Other Agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this Section 5, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5, to the extent that the payment or benefit does not constitute deferred compensation within the meaning of Section 409A. The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation.

6.     No Mitigation Obligation; Other Agreements. (a) The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Paragraph 2(e) of Annex A.

(b) A termination of employment pursuant to Section 3(a), 3(b) or 3(c) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights will be governed by the terms thereof. To the extent that the Executive receives payments by reason of his or her termination of employment pursuant to any other employment or severance agreement (“Other Employment Agreement”), the amounts otherwise receivable under Section 4 will be reduced by the amounts actually paid pursuant to the Other Employment Agreement, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable hereunder and under the Other Employment Agreement is not less than the amounts so payable or value so receivable had such benefits been paid in full hereunder.

7.     Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith. The Executive shall promptly submit a written request for reimbursement of such expenses, but in no event later than ninety days following the date on which such expenses were incurred, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, and such reimbursements will be made within thirty business days after delivery of the Executive’s written requests for payment.

8.     Restricted Activities. In exchange for good and valuable consideration hereunder, the Executive agrees that the restrictions below on his or her activities during and after the Executive’s Service are necessary to protect the goodwill, Confidential Information (as defined below) and other legitimate interests of the Company. For purposes of this Section 8, the term “Company” will also include any Subsidiary.

(a) Confidential Information. The Executive acknowledges that during the period of his or her employment by the Company, the Executive shall have access to and shall be provided with sensitive, confidential, proprietary and trade secret information of the Company (including, in each case, such information, observations and data obtained prior to the date of this Agreement concerning the business or affairs of the Company and its predecessors) (collectively, “Confidential Information”) which is the property of the Company, and agrees that the Company has a protectable interest in such Confidential Information. Therefore, the Executive agrees that the Executive shall not, during the Severance Period and at all times thereafter, disclose to any unauthorized person or use for Executive’s own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that the aforementioned matters (i) become or are generally known to and available for use by the industry other than as a result of the Executive’s unauthorized acts or omissions in breach of this Agreement, (ii) are required to be disclosed by judicial process or law or (iii) are in furtherance of the Executive’s duties to the Company. The Executive shall deliver to the Company at the termination of employment, or at any other time the Company may request, (A) all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information which the Executive may then possess or have under Executive’s control and (B) all property of the Company in the Executive’s possession, including but not limited to all company-owned computer equipment (hardware and software), telephones, facsimile machines, blackberry and other communication devices, credit cards, office keys, security access cards, badges, and identification cards. Nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise requires the Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency.

(b) Non-Competition. The Executive acknowledges that in the course of the Executive’s Service with the Company the Executive has become and shall become familiar with trade secrets and other Confidential Information concerning the Company that derive independent economic value from not being generally known, and that the Executive’s services have been and shall be of special, unique or extraordinary value to the Company and its Affiliates. For the period following the Termination Date specified in Paragraph (3) of Annex A (the “Non-Competition Period”), subject to the Executive’s receipt of benefits under Section 4, the Executive will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, not engage, directly or indirectly in the Business (as defined below) in any city or within a fifty (50) mile radius of any city in the United States or Brazil in which the Company currently operates or will operate during the term of this Agreement, or, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render other financial assistance to, or participate in or be connected with, as an officer, director, employee, partner, stockholder, agent, or consultant or otherwise, any Person that competes with the Business; provided that, for purposes of this Section 8(b), ownership of securities having no more than two percent (2%) of the outstanding voting power of any publicly traded Business shall not be deemed to be in violation of this Section 8(b). The Executive expressly agrees and acknowledges that the restrictions contained in this Section 8(b) are for the purposes of restricting the activities of the Executive only to the extent necessary for the protection of the legitimate business interests of the Company, and do not preclude the Executive from earning a livelihood, nor do they unreasonably impose limitations on the Executive’s ability to earn a living. In addition, the Executive agrees and acknowledges that the potential harm to the Company of their non-enforcement outweighs any harm to the Executive of its enforcement by injunction or otherwise. The Executive expressly acknowledges and agrees that each and every restraint imposed by this Section 8(b) is reasonable with respect to the subject matter, time period and geographical area. The Non-Competition Period shall be extended by the length of any period during which the Executive is in breach of the terms of this of this Section 8(b). For purposes of this Agreement, “Business” means any business which involves the development, opening, operating or franchising of restaurants that derive more than twenty-five percent (25%) of their annual food sales from steak products in the United States or Brazil.

(c) Non-Solicitation. The Executive agrees that, during the Non-Competition Period, the Executive shall not (i) induce or attempt to induce any customer, supplier or other party with whom or which the Company did business during the Executive’s Service with the Company and with whom or which the Executive had contact during his or her Service with the Company to cease doing business with the Company, or in any way interfere with or attempt to interfere with the relationship between the Company and any existing customer, supplier or other party with whom or which the Company did business during the Executive’s Service with the Company and with whom or which the Executive had contact during his or her Service with the Company, the effects of which would tend to divert, diminish, or prejudice the goodwill or business of the Company or any Affiliate, or (ii) with respect to anyone who worked for the Company (the “Company Employee”), (A) hire, employ or retain the services of (including, without limitation, as an employee or independent contractor) any such Company Employee, (B) directly or indirectly interfere with or attempt to interfere with any Company Employee and/or representative or agent of the Company, or (C) induce or attempt to induce any Company Employee to leave the employ of the Company, whether or not such person is employed or engaged pursuant to a contract with the Company, or otherwise engaged at will, or violate the terms of their contracts, or any employment arrangements, with the Company; provided that, while the foregoing shall not prohibit a general solicitation to the public by general advertising, hiring any person identified in this Section 8(c) as a result of such general solicitation is prohibited during the Non-Competition Period.

9.     Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change of Control.

10.     Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

11.     Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other (except as required by a court order), assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12.     Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

13.     Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein. In the event the Company exercises its discretion under Section 8(b) to bring an action to enforce the covenants contained in Section 8 in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible.

14.     Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, including without limitation Section 8 hereof, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. If any covenant in Section 8 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant will be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

15.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. References to Paragraphs are to Paragraphs of an Annex to this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

16.     Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3(b), 3(c), 4, 5, 6, 7, 8, 9, 10, 11(b), 16 and 17 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change of Control for any reason whatsoever.

17.     Beneficiaries. The Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 12. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to the Executive’s beneficiary, estate or other legal representative.

18.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

19.     Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A. This Agreement will be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the Executive). Prior to any Change of Control, the Company and the Executive will agree to any amendment of this Agreement approved by the Board based on the advice of a nationally recognized law firm designated by the Board that such amendment, if implemented, is or is reasonably likely to reduce any adverse effect on the Company or the Executive of any rule, regulation or IRS interpretation of Section 409A and that such firm is recommending similar changes or provisions to its other clients that have change-in-control, severance or employment agreements or plans.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date last written below.

EXECUTIVE: [Name of Executive]

Signature:

Date: [●], 2017

FOGO DE CHAO, INC.

By: Todd A. Abbrecht

Title: Chair of the Compensation Committee

Signature:

Date: [●], 2017

ANNEX A

SEVERANCE COMPENSATION, ETC.

1.     A lump sum payment shall be payable within five business days after the Termination Date in an amount equal to [●] times the sum of (a) Base Pay (at the rate in effect for the year in which the Termination Date occurs), plus (b) Bonus Pay Opportunity (at the targeted amount in effect for the year in which the Termination Date occurs or, if the Bonus Pay Opportunity shall not have been established or shall be reduced after a Change in Control, the highest aggregate Bonus Pay Opportunity as in effect for any of the three fiscal years immediately preceding the year in which the Change in Control occurred).

2.    (a) For any Welfare Benefits that the Executive was receiving or entitled to receive immediately prior to the Termination Date that are considered to be “reimbursement arrangements” covered under Section 1.409A-1(b)(9)(v)(A) of the Code, the Company will arrange to provide for a period of 18 months following the Termination Date (the “Continuation Period”), the Executive with Welfare Benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date except that the level of any such Welfare Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all similarly situated recipients of or participants in such Welfare Benefits. If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, or the Executive’s dependents and beneficiaries, of such Welfare Benefits along with, in the case of any benefit described in this Paragraph 2 that is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Subsidiary, an additional amount such that after payment by the Executive, or the Executive’s dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Such tax payment will be made to the Executive by the Company no later than December 31st of the year in which the Executive remits such tax payments to the appropriate taxing authorities.

(b) Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of the Executive’s dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” will be the termination of the Continuation Period and the Executive will be considered to have remained actively employed on a fulltime basis through that date, provided, however, that (1) with respect to health benefits the continuation period will in all events terminate on the 18- month anniversary of the Termination Date as so determined and (2) the Company will pay, or reimburse the Executive for, all COBRA continuation costs during such period.

(c) For purposes of the immediately preceding sentence and for purposes of calculating service or age to determine the Executive’s eligibility for Welfare Benefits, including benefits under any retiree medical benefits or life insurance plan or policy, the Executive will be considered to have remained actively employed on a full-time basis through the termination of the Continuation Period.

(d) For any Welfare Benefits that the Executive was receiving or entitled to receive immediately prior to the Termination Date that are not considered to be “reimbursement arrangements” covered under Section 1.409A-1(b)(9)(v)(A) of the Code, the Company shall pay to the Executive, within the time period described in Paragraph 1, in a lump sum, an amount equal to the present value of the continuation of such benefits for 18 months following the Termination Date.

(e) Welfare Benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable Welfare Benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Termination Date, and any such Welfare Benefits actually received by the Executive will be reported by the Executive to the Company.

3.     The Non-Competition Period contemplated by Section 8(a) will be 24 months from the Termination Date.